Exhibit 10h (iii)

STOCK APPRECIATION RIGHT AGREEMENT
(Under the Kaman Corporation 2003 Stock Incentive Plan)

STOCK APPRECIATION RIGHT
[Name]
Expires on _____________
Exercisable for Cash

THIS AGREEMENT, made and entered into as of the ___ day of _____________, ____, by and between KAMAN CORPORATION, a Connecticut corporation, with its principal office in Bloomfield, Connecticut (the "Corporation"), and _______________ (the "Participant");

W I T N E S S E T H:

WHEREAS, the Participant is a full-time salaried employee of the Corporation or a subsidiary thereof, the term "subsidiary" being used herein as defined in the Corporation's 2003 Stock Incentive Plan (the "Plan"); and

WHEREAS, the Corporation desires to give the Participant an opportunity to receive stock appreciation rights pursuant to the Plan in consideration of and on the terms and conditions stated in this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1. DEFINITIONS. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan.

2. GRANT OF STOCK APPRECIATION RIGHTS. Subject to the terms and conditions set forth in this Agreement, the Corporation grants to the Participant, effective the day and year indicated above (the "Date of Grant"), stock appreciation rights with respect to ________ shares of Class A common stock of the Corporation (the "Stock" or "shares"), exercisable during the period commencing on the Date of Grant and ending ten (10) years after the Date of Grant. Such right, which is referred to as a "Stock Appreciation Right" shall entitle the Participant to receive an amount in cash having a value equal to the excess of the closing price of the Stock on the NASDAQ National Market System on the most recent trading day preceding the date of exercise on which sales of the Stock occurred over the Base Price multiplied by the number of shares with respect to which the Stock Appreciation Right shall have been exercised; provided that the exercise of the Stock Appreciation Right is restricted as set forth in Section 3 of this Agreement.

    3. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHT. The following terms and conditions shall apply to the Stock Appreciation Right:

(a) Base Price. For purposes of this Stock Appreciation Right, the Fair Market Value of a share of Stock on the Date of Grant, determined in accordance with the Plan was $ ________ (the "Base Price").

(b) Period of Stock Appreciation Right. The Stock Appreciation Right granted hereunder shall have a term of ten (10) years and one (1) day from the Date of Grant; provided that this Stock Appreciation Right or the unexercised portion thereof (to the extent exercisable on the date of termination of employment) shall terminate, except as provided in subsection (e), at the close of business on the day three (3) months following the date on which the Participant ceases to be employed by the Corporation or a subsidiary, unless this Stock Appreciation Right shall have already expired by its terms.

(c) Exercise of Stock Appreciation Right. This Stock Appreciation Right shall be exercisable with respect to _______ percent (___%) of such shares with respect to which it is granted after the expiration of one (1) year following the Date of Grant, and shall be exercisable as to an additional _______ percent (___%) of such shares after the expiration of each of these succeeding _______ (___) years, on a cumulative basis, so that such right, or any unexercised portion thereof, shall be fully exercisable after a period of ______ (___) years following the Date of Grant, provided that any portion of the Stock Appreciation Right that remains unexercisable shall become exercisable in the event of a Change in Control, as defined and subject to the conditions set forth in the Plan. Except as provided in subsection (e) of this section, the Participant may not exercise this Stock Appreciation Right or any part thereof unless at the time of such exercise the Participant shall be employed by the Corporation or a subsidiary, and shall have been so employed continuously since the Date of Grant, except in leaves of absence approved by the Committee, as defined in the Plan; provided, however, that the Participant may exercise this Stock Appreciation Right to the extent exercisable on the date of termination of such continuous employment during the three (3) months following such termination unless this Stock Appreciation Right shall have already expired by its terms. This Stock Appreciation Right shall be exercised in the manner set forth in Section 4 of this Agreement by serving written notice of exercise on the Corporation. Any obligation of the Corporation to pay the cash award as to which this Stock Appreciation Right is being exercised shall be conditioned upon the Corporation's ability at nominal expense to make such award in compliance with all applicable statutes, rules or regulations of any governmental authority. The Corporation may secure from the Participant any assurances or agreements which the Committee, in its sole discretion, shall deem necessary or advisable in order to comply with any such statutes, rules or regulations.

(d) Nontransferability. This Stock Appreciation Right shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution, and this Stock Appreciation Right shall be exercisable, during the Participant's lifetime, only by the Participant.

(e) Death, Disability or Retirement of Participant. In the event of the death, disability or Retirement of the Participant while in the employ of the Corporation or a subsidiary, this Stock Appreciation Right may be exercised within the period of five (5) years succeeding the Participant's death, disability or Retirement to the extent otherwise exercisable at the time of exercise, unless this Stock Appreciation Right shall have already expired by its terms. In the event of the death of the Participant, this Stock Appreciation Right may be so exercised by the person or persons designated in the Participant's will for that purpose. If no such person or persons are so designated or if the Participant dies intestate, then this Stock Appreciation Right may be exercised within said period by the legal representative or representatives of the Participant's estate. In the event the Participant is disabled, the term "disabled" meaning permanent or total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, while in the employ of the Corporation or a subsidiary, this Stock Appreciation Right may be exercised within such period either by the Participant or by the Participant's legal representative, as the case may be. As used in this Agreement, the term “Retirement” means retirement in accordance with the terms of the Corporation’s tax-qualified Employees’ Pension Plan.

(f) Stockholder Rights. This Stock Appreciation Right shall not entitle the Participant to any rights as a stockholder of the Corporation with respect to any of the shares to which it relates.

4. MANNER OF EXERCISE. This Stock Appreciation Right shall be exercised by delivering to the Chief Financial Officer of the Corporation from time to time a signed statement of exercise setting forth the number of shares with respect to which the Participant wishes to exercise. The Corporation may at its discretion satisfy federal income tax withholding requirements by withholding a portion of the award otherwise to be received as a result of the exercise of this Stock Appreciation Right.

Within thirty (30) days of any such exercise of this Stock Appreciation Right in whole or in part, the Corporation shall deliver to the Participant at the principal office of the Corporation a check made payable to the Participant in the amount of the excess of the closing price of the Stock on the NASDAQ National Market System on the most recent trading day preceding the date this Stock Appreciation Right is exercised on which sales of the Stock occurred over the Base Price multiplied by the number of shares with respect to which this Stock Appreciation Right is being exercised. Each exercise of this Stock Appreciation Right shall be a separate and divisible transaction and a completed contract in and of itself.

5. TERMINATION. If the Participant shall no longer be a full-time salaried employee of the Corporation or a subsidiary, the Participant's employment being terminated for any reason whatsoever other than death, disability or Retirement, any unexercised portion of this Stock Appreciation Right shall terminate at the close of business on the day three (3) months following the date on which the Participant ceases to be employed by the Corporation or a subsidiary, unless the Stock Appreciation Right shall have already expired by its terms. This Stock Appreciation Right shall be exercisable, if at all, during such three (3) month period only to the extent exercisable on the date of termination of employment. For purposes of this Stock Appreciation Right, a transfer of the Participant's employment from the Corporation to a subsidiary, or vice versa, or from one subsidiary to another subsidiary, shall not be deemed a termination of employment.

6. EFFECT OF CHANGES IN CAPITAL STRUCTURE. The existence of this Stock Appreciation Right shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation's capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Stock or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

7. DILUTION OR OTHER ADJUSTMENTS. In the event that prior to the payment by the Corporation of the full award payable under this Stock Appreciation Right the Corporation shall have effected one or more stock splits, stock dividends, mergers, reorgani-zations, consolidations, combinations or exchanges of shares, recapitalizations or similar capital adjustments, the Board of Directors of the Corporation shall equitably adjust the Base Price and the number of shares remaining subject to the Stock Appreciation Right in order to avoid dilution or enlargement thereof.

8. COMPLIANCE WITH LAWS. Notwithstanding any of the provisions hereof, the Participant agrees for himself/herself and his/her legal representatives, legatees and distributees that this Stock Appreciation Right shall not be exercisable and that the Corporation shall not be obligated to make any awards hereunder, if the exercise of this Stock Appreciation Right or the payment of such award would constitute a violation by the Participant or the Corporation of any provision of any law or regulation of any governmental authority.

9. NOTICES. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as provided in this Agreement; provided that, unless and until some other address be so designated, all notices or communications to the Corporation shall be mailed to or delivered to the Chief Financial Officer at the principal office of the Corporation, and all notices by the Corporation to the Participant may be given to the Participant personally or by mail, facsimile or electronic mail to the Participant at the Participant's place of employment with the Corporation or a subsidiary or at the last designated address for the Participant on the employment records of the Corporation.

10. ADMINISTRATION AND INTERPRETATION. The administration of this Stock Appreciation Right shall be subject to such rules and regulations as the Committee deems necessary or advisable for the administration of the Plan. The determination or the interpretation and construction of any provision of this Stock Appreciation Right by the Committee shall be final and conclusive upon all concerned, unless otherwise determined by the Board of Directors of the Corporation. This Stock Appreciation Right shall at all times be interpreted and applied in a manner consistent with the provisions of the Plan, and in the event of any inconsistency between the terms of this Stock Appreciation Right and the terms of the Plan, the terms of the Plan shall control, the terms of the Plan being incorporated herein by reference.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

KAMAN CORPORATION
By:	________________________________
Its

_________________________________
, Participant